Newmark Group, Inc. Reports Fourth Quarter and Full Year 2020 Financial Results
Record Capital Markets Performance Despite COVID-19 Pandemic Impact on Industry Volumes
Conference Call to Discuss Results Scheduled for 10:00 AM ET Today
NEW YORK, NY - February 18, 2021 - Newmark Group, Inc. (NASDAQ: NMRK) ("Newmark" or "the Company"), a leading full-service commercial real estate business, today reported its financial results for the quarter and year ended December 31, 2020.
Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	4Q20	4Q19	Change	FY20	FY19	Change
Revenues	$601.4	$632.4	(4.9)%	$1,905.0	$2,218.1	(14.1)%
GAAP income (loss) before income taxes and noncontrolling interests	(6.3)	(16.5)	61.8%	146.3	214.1	(31.7)%
GAAP net income (loss) for fully diluted shares	(5.4)	(14.2)	61.8%	70.3	108.2	(35.0)%
Adjusted Earnings before noncontrolling interests and taxes	98.1	161.2	(39.2)%	296.8	510.2	(41.8)%
Post-tax Adjusted Earnings to fully diluted shareholders	78.4	138.4	(43.3)%	246.8	433.5	(43.1)%
Adjusted EBITDA	112.9	171.7	(34.3)%	357.7	564.2	(36.6)%

Per Share Results	4Q20	4Q19	Change	FY20	FY19	Change
GAAP net income (loss) per fully diluted share	$(0.03)	$(0.08)	62.7%	$0.39	$0.58	(33.1)%
Post-tax Adjusted Earnings per share	0.30	0.52	(43.4)%	0.93	1.61	(42.2)%
Management Comments
Barry M. Gosin, Chief Executive Officer of Newmark, said: “We continued to see improvement in the fourth quarter as our capital markets and debt origination volumes increased 21% to a record $32 billion. These results demonstrate our efforts to build a top tier commercial real estate services platform. Unprecedented market conditions motivated owners and occupiers to seek out the best and most experienced advisors. The dedication, ingenuity, and adaptability of our people allowed us to deliver superior outcomes for our clients despite the global COVID-19 pandemic."
Mr. Gosin added: “We remain focused on increasing recurring revenues in Mortgage Servicing, Global Corporate Services, Property Management, and Valuation & Advisory. We recently hired a head of Global Corporate Services to expand this critical offering for occupiers as they formulate their post-pandemic real estate plans. Additionally, we continue to expand our presence in key growth markets that are benefiting from demographic tailwinds. Based on the strong foundation we have built, Newmark expects to outperform as industry volumes recover.”
Michael J. Rispoli, Chief Financial Officer of Newmark, said: “We generated $112 million of cash flow from operations2 and repaid $200 million of the outstanding balance on our revolving credit facility during the fourth quarter. The Company ended the year with $191 million in cash and equivalents and $325 million of availability on our revolver. On February 2, 2021, Nasdaq announced that it entered into a definitive agreement to sell its U.S. fixed income business. The closing will accelerate Newmark's receipt of Nasdaq shares, a portion of which will be used to offset the remaining balance from the Company's 2018 monetization transactions. On a net basis, Newmark estimates it will receive approximately 5 million shares of Nasdaq stock worth $723.5 million as of yesterday’s closing price. Our near-term capital allocation priorities are to return capital to stockholders through share repurchases and to invest in growth and margin expansion at attractive returns. We also intend to pay down our
1 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax earnings” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully diluted weighted-average share count for GAAP and Adjusted Earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Net Income to Adjusted EBITDA”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein. Year-over-year decreases in losses are shown as positive changes in the financial tables herein.
2 Newmark generated $112 million of net cash flow provided by operating activities excluding loan originations and sales. For additional information, please see the Summarized Condensed Consolidated Statements of Cash Flows in this document.

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revolving credit facility. After a review of these priorities, our Board of Directors increased our repurchase authorization to $400 million."
Discussion of Financial Results
The commercial real estate services industry and certain of Newmark's businesses were adversely impacted by the COVID-19 pandemic in the fourth quarter and full year 2020, which resulted in lower transaction-related activity. Newmark's revenues declined 5% in the quarter and 14% in the year. While the GAAP loss for fully diluted shares narrowed by 62% in the quarter, GAAP net income for the year was down 35%. Post-tax Adjusted Earnings per share declined 43% and 42% in the quarter and year, respectively.
The Company's leasing revenues declined 45% in the quarter and 40% for the full year. This compares to U.S. office leasing volumes, which declined 47% and 40% in the quarter and full year, respectively, according to Costar. The Company's capital markets revenues increased 15% in the fourth quarter, but decreased 16% for the year. Newmark's investment sales volumes grew 37% in the fourth quarter, versus a 19% drop in industry volumes. For the full year, Newmark's investment sales volumes declined 5%, as compared to a 34% industry decline, according to RCA. Gains from mortgage banking increased 103% and 57% in the quarter and year, respectively, due to strong GSE multifamily originations.
The Company's GAAP pre-tax earnings in the fourth quarter and full year were also reduced by $57.3 million and $84.3 million, respectively, due to non-cash mark-to-market losses primarily related to the write-down of the Company's $50 million equity investment in Knotel, Inc. ("Knotel"), a flexible workspace provider. Newmark recently acquired all of the first and second lien debt of Knotel. On January 31, 2021, Newmark agreed to provide approximately $20 million of debtor-in-possession financing to Knotel and acquire the business as part of Knotel's Chapter 11 sales process, subject to approval of the U.S. Bankruptcy Court.
Dividend Information
On February 17, 2021, Newmark declared a qualified quarterly dividend of $0.01 per share payable on March 26, 2021 to Class A and Class B common stockholders of record as of March 10, 2021. The ex-dividend date will be March 9, 2021.
Online Availability of Investor Presentation and Additional Financial Tables
Newmark’s quarterly financial results presentation and supplemental Excel tables are available for download at ir.nmrk.com. These materials contain GAAP and non-GAAP results for the periods from 2018 through 2020, as well as other useful information that may not be contained herein.
Revenue Detail

Consolidated Revenues (USD millions)	4Q20	4Q19	Change	FY20	FY19	Change
Leasing and other commissions	$138.4	$251.7	(45.0)%	$513.8	$854.8	(39.9)%
Capital markets	190.3	165.0	15.3%	454.1	541.3	(16.1)%
Gains from mortgage banking activities/origination, net	100.2	49.3	103.2%	310.9	198.1	57.0%
Management services, servicing fees, and other	172.6	166.3	3.7%	626.1	624.0	0.3%
Total revenues[3]	601.4	632.4	(4.9)%	1,905.0	2,218.1	(14.1)%
Newmark's capital markets revenue grew during the quarter due to record investment sales volumes, which increased 37% year-over-year, as compared to an industry volume decline of 19%4. Multifamily mortgage originations were up 85% year-over-year due to strong GSE originations as the Company continued to gain market share, which increased 83 basis points in 2020. Management services, servicing fees, and other increased 4% year-over-year due to higher Valuation & Advisory and pass-through revenues. Leasing revenues declined 45% due to the impact of the pandemic on industry-wide leasing volumes. This was largely a result of the Company's significant presence in large, urban markets, such as New York City and the San Francisco Bay Area.
3 The Company’s total revenues include OMSR revenue and pass-through management services revenues. Newmark may refer to these two items together as “non-fee revenue”. In the full years 2020 and 2019, non-fee revenues were $453.1 million and $339.8 million, respectively. Historical amounts are available in the Company's supplemental Excel tables. Additionally, investment sales, mortgage brokerage, and GSE multifamily lending revenues are contained in two separate line items: (1) Capital markets (which consists of investment sales and non-originated mortgage brokerage); and (2) Gains from mortgage banking activities/origination, net (which the Company may also refer to as “agency lending”).
4 Industry U.S. investment sales volumes are preliminary estimates from RCA. Multifamily mortgage originations exclude FHA activity. The Company calculates GSE and FHA origination volumes based on when loans are rate locked, which is consistent with how revenues are recorded for “Gains from mortgage banking activities/origination, net”. The volumes reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or MBA estimates by 30 to 45 days. GSE market share gains are calculated based on delivery for enhanced comparability.

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Consolidated Expenses

Consolidated Expenses (USD millions)	4Q20	4Q19	Change	FY20	FY19	Change
Compensation and employee benefits under GAAP	$362.7	$354.9	2.2%	$1,147.4	$1,276.0	(10.1)%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	56.2	149.0	(62.3)%	130.8	258.8	(49.5)%
Non-compensation expenses under GAAP	121.3	122.5	(1.0)%	458.2	518.0	(11.6)%
Total expenses under GAAP	540.2	626.4	(13.8)%	1,736.3	2,052.9	(15.4)%
Compensation and employee benefits for Adjusted Earnings	355.9	350.4	1.6%	1,133.1	1,273.0	(11.0)%
Non-compensation expenses for Adjusted Earnings	81.0	90.3	(10.3)%	336.2	400.7	(16.1)%
Total expenses for Adjusted Earnings[5]	437.0	440.7	(0.8)%	1,469.3	1,673.7	(12.2)%
Total expenses for GAAP and Adjusted Earnings decreased in the quarter, reflecting lower commissions and other operating expenses due to cost savings initiatives. These declines were partially offset by increases related to the quarterly timing of recruiting costs and higher pass-through expenses. Total expenses for GAAP also reflect lower equity-based compensation expenses and $15.6 million of charges related to cost savings initiatives. For the full year 2020, Newmark incurred $22.6 million in charges related to cost savings initiatives, which are expected to generate approximately $60 million of permanent annual savings in 2021. The Company is planning to further reduce its expense base to achieve an additional $15 million of permanent savings by the end of 2021. These aggregate savings of $75 million represent approximately 10.5% of pre-pandemic annualized support and operational expenses.
As previously disclosed, beginning this quarter the OMSR revenue adjustment is no longer included in non-compensation expenses for Adjusted Earnings but instead shown as a separate line item in the Company's non-GAAP reconciliations. Historical expense amounts have been recast to reflect this change. There is no impact on previously reported Adjusted Earnings or Adjusted EBITDA.
Other Income

Other Income (USD millions)	4Q20	4Q19	Change	FY20	FY19	Change
Nasdaq-related items	$(1.6)	$(7.1)	77.5%	$110.9	$62.8	76.6%
Mark-to-market (losses) gains on non-marketable investments, net	(57.3)	(8.3)	NMF	(84.2)	12.2	NMF
Income (loss) from equity method investments and other	0.5	1.1	(54.5)%	(11.4)	6.0	NMF
Other income (loss), net under GAAP	(58.4)	(14.3)	NMF	15.3	81.0	(81.1)%
Exclude:
Nasdaq-related items, non-cash	6.6	13.9	(52.5)%	(6.2)	36.3	NMF
Mark-to-market (losses) gains on non-marketable investments, net	57.3	8.3	NMF	84.2	(12.2)	NMF
Other items, net	(0.4)	0.3	NMF	0.3	2.2	(86.4)%
Other income (loss), net for Adjusted Earnings	5.1	8.2	(37.8)%	93.6	107.3	(12.8)%
Newmark's other income under GAAP declined in the quarter due to $57.3 million of non-cash mark-to-market losses related to the write-down of the Company's $50 million equity investment in Knotel. Newmark recently acquired all of the first and second lien debt of Knotel. On January 31, 2021, Newmark agreed to provide approximately $20 million of debtor-in-possession financing to Knotel and to acquire the business as part of Knotel's Chapter 11 sales process, subject to approval of the U.S. Bankruptcy Court.
5 Please see “Adjusted Earnings Defined” and “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information on charges with respect to equity-based compensation and allocations of net income to limited partnership units and FPUs, as well as more information how non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”) impact non-GAAP results.

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Newmark's other income under GAAP also includes $6.6 million of non-cash mark-to-market valuation adjustments to the Nasdaq Forwards6, which hedge against potential downside risk from a decline in the share price of Nasdaq's common stock, while allowing the Company to retain all the potential upside from any related share price appreciation related to the Earn-out. The value of the Forwards moves inversely with the price of Nasdaq common stock, which increased 8% in the fourth quarter.
Taxes and Noncontrolling Interest

Taxes (USD millions)	4Q20	4Q19	Change	FY20	FY19	Change
GAAP provision (benefit) for income taxes	$(1.2)	$(0.1)	NMF	$37.0	$52.4	(29.5)%
Provision for income taxes for Adjusted Earnings	19.1	22.4	(14.7)%	48.8	75.5	(35.4)%
Net income (loss) attributable to noncontrolling interests for GAAP	(1.3)	(5.4)	74.9%	29.2	44.4	(34.2)%
Net income attributable to noncontrolling interests for Adjusted Earnings	0.5	0.4	43.9%	1.2	1.2	3.1%
Taxes and net income attributable to noncontrolling interests generally move in tandem with the Company's earnings. The GAAP income tax benefit in the quarter reflects an adjustment to arrive at the full year provision for income taxes of $37.0 million, which represents an effective tax rate of 25.3% in 2020. The Company's full year Adjusted Earnings tax rate increased from 14.8% in 2019 to 16.4% in 2020 due to better than anticipated pre-tax Adjusted Earnings in the fourth quarter.
Consolidated Share Count

Consolidated Share Count (shares in millions)	4Q20	4Q19	Change	FY20	FY19	Change
Fully diluted weighted-average share count under GAAP	180.8	176.7	2.3%	179.7	185.0	(2.9)%
Fully diluted weighted-average share count for Adjusted Earnings[7]	264.9	264.5	0.1%	264.9	268.9	(1.5)%
Fully diluted period-end share count under GAAP and Adjusted Earnings	262.7	260.8	0.7%	262.7	260.8	0.7%
Newmark’s fully diluted weighted-average share count for Adjusted Earnings was flat year-on-year in the fourth quarter and lower by 1.5% for the full year 2020. In December 2020, Newmark repurchased 0.9 million shares of Class A common stock for $6.8 million at an average price of $7.33 per share. As previously stated, the Company's long-term target is to maintain fully diluted share count growth of less than 2% per year.
Select Balance Sheet Data8

Select Balance Sheet Data (USD millions)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$191.4	$163.6
Net debt	489.0	425.7
Long-term debt	680.4	589.3
Total equity	941.2	962.1
During the fourth quarter, Newmark repaid $200 million on its revolving credit facility. The Company's net leverage ratio9 was 1.4 times as of December 31, 2020.

6 For additional information about Newmark’s expected receipt of Nasdaq shares and related monetization transactions, which are a component of other income, see the sections of the Company’s most recent SEC filings on Form 10-Q or Form 10-K titled “Nasdaq Monetization Transactions” and “Exchangeable Preferred Partnership Units and Forward Contract”, as well as any updates regarding these topics in subsequent SEC filings. Please also see the page titled “Significant Off-Balance Sheet Assets” in Newmark’s most recent quarterly financial results presentation.
7 The fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods. This also impacts GAAP net income for fully diluted shares.
8 “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. “Long-term debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. Such loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. “Liquidity”, when shown, excludes marketable securities that have been financed. See the section titled “Liquidity Defined” and the related reconciliation tables later in this document. "Net debt" is defined as total debt, net of cash or, if applicable, total liquidity.
9 "Net leverage" is defined as net debt (total long-term debt after adjusting for liquidity) divided by TTM Adjusted EBITDA.

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Nasdaq Earn-out Update
On February 2, 2021, Nasdaq announced that it entered into a definitive agreement to sell its U.S. fixed income business. The closing will accelerate Newmark's receipt of Nasdaq shares (subject to an agreed upon present value discount). Upon the closing of the Nasdaq transaction, the Company's 2021 and 2022 monetization transactions are expected to accelerate and settle. Net of this monetization settlement, Newmark estimates it will receive approximately 5 million shares of Nasdaq stock worth $723.5 million dollars as of yesterday’s closing price. Actual amounts will depend on the timing of the closing and Nasdaq’s stock price at the time. Nasdaq has stated that the closing is subject to the satisfaction of customary closing conditions. If the Earn-out is accelerated into 2021, the Company will exclude Nasdaq-related items from Adjusted Earnings and Adjusted EBITDA and recast its historical results to exclude Nasdaq-related earnings for enhanced comparability.
2021 Capital Deployment Priorities
Newmark's near-term capital allocation priorities are to return capital to stockholders through share and unit repurchases and to invest in growth and margin expansion at attractive returns. The Company also intends to pay down its revolving credit facility. Newmark plans to continue its dividend and distributions at or near current levels through the balance of 2021. After a review of these priorities, Newmark's Board of Directors increased the Company's repurchase authorization to $400 million.
Outlook for 2021
Newmark is not providing specific earnings guidance for 2021 due to current market uncertainty. However, U.S. capital markets volumes are expected to improve based on elevated multifamily, life sciences and industrial activity. GSE originations are expected to remain strong. Newmark anticipates leasing activity will remain challenged until there is greater clarity around the return to the office, but the Company believes demand will accelerate as the pandemic subsides. Based on these factors, the Company expects to generate double-digit revenue growth in 2021.
Newmark has executed cost savings initiatives to achieve $60 million of permanent savings in 2021 and expects continued temporary savings in non-compensation expenses, but such temporary expense savings will decrease as activity levels improve. The Company is planning to further reduce its expense base to achieve an additional $15 million of permanent savings by the end of 2021 and is targeting an aggregate $75 million of permanent expense reductions by the end of 2021.
Newmark expects Adjusted EBITDA margins to expand to above 20% in 2021. While Newmark expects improvement in Adjusted Earnings and Adjusted EBITDA in 2021, year-over-year comparisons in the first quarter will be challenging because our first quarter revenues 2020 were relatively unaffected by the pandemic, which was declared on March 11, 2020. These expectations exclude the impact of potential acquisitions and are subject to change based on various macroeconomic, social, political, and other factors, including the COVID-19 pandemic.

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Conference Call and Investor Presentation
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. Participants are encouraged to pre-register for the conference call to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the Pre-registration link on Newmark's Investor Relations website, ir.nmrk.com, or by navigating to:
https://dpregister.com/sreg/10150570/dee9978a60.
Participants who have not pre-registered may join the call using the following information. Please note that those who do not pre-register may experience greater than normal wait times before being able to join the live call. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following site: ir.nmrk.com. A webcast replay of the conference call is expected to be accessible at the same website within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:
Live Conference Call Details

Date - Start Time:	2/18/2021 at 10:00 a.m. ET
U.S. Dial In:	1-866-270-1533
International Dial In:	1-412-317-0797
Passcode:	1015-0570
Replay

Available From - To:	2/18/2021 1:00 p.m. ET – 2/25/2021 11:59 p.m. ET
U.S. Dial In:	1-877-344-7529
International Dial In:	1-412-317-0088
Passcode:	1015-0570
(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

6

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,	December 31,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$191,448	$163,564
Restricted cash	66,951	58,308
Marketable securities	33,283	36,795
Loans held for sale, at fair value	1,086,805	215,290
Receivables, net	376,795	508,379
Other current assets	63,790	91,194
Total current assets	1,819,072	1,073,530
Goodwill	560,332	557,914
Mortgage servicing rights, net	494,729	413,644
Loans, forgivable loans and other receivables from employees and partners, net	454,270	403,710
Right-of-use assets	190,469	201,661
Fixed assets, net	96,367	98,016
Other intangible assets, net	44,289	45,226
Other assets	322,922	407,898
Total assets	$3,982,450	$3,201,599

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$1,061,202	$209,648
Accrued compensation	279,872	343,845
Accounts payable, accrued expenses and other liabilities	326,548	417,069
Securities loaned	33,278	36,735
Payables to related parties	4,392	38,090
Total current liabilities	1,705,292	1,045,387

Long-term debt	680,385	589,294
Right-of-use liabilities	218,629	227,942
Other long-term liabilities	436,952	376,834
Total liabilities	$3,041,258	$2,239,457

Equity:
Total equity (1)	941,192	962,142
Total liabilities and equity	$3,982,450	$3,201,599

 (1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity".

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NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2020	2019	2020	2019
Commissions	$328,645	$416,728	$967,948	$1,396,035
Gains from mortgage banking activities/origination, net	100,228	49,316	310,914	198,085
Management services, servicing fees and other	172,553	166,320	626,136	624,012
Total revenues	601,426	632,364	1,904,998	2,218,132

Expenses:
Compensation and employee benefits	362,676	354,862	1,147,360	1,275,988
Equity-based compensation and allocations of net income to limited partnership units and FPUs	56,215	148,965	130,759	258,836
Total compensation and employee benefits	418,891	503,827	1,278,119	1,534,824
Operating, administrative and other	79,322	85,918	294,405	361,857
Fees to related parties	5,447	3,990	22,573	25,025
Depreciation and amortization	36,580	32,634	141,193	131,144
Total non-compensation expenses	121,349	122,542	458,171	518,026
Total operating expenses	540,240	626,369	1,736,290	2,052,850

Other income, net:
Other income, net	(58,367)	(14,313)	15,290	80,954
Total other income, net	(58,367)	(14,313)	15,290	80,954

Income (loss) from operations	2,819	(8,318)	183,998	246,236
Interest expense, net	(9,111)	(8,141)	(37,728)	(32,088)
Income (loss) before income taxes and noncontrolling interests	(6,292)	(16,459)	146,270	214,148
Provision (benefit) for income taxes	(1,165)	(132)	36,993	52,436
Consolidated net income (loss)	(5,127)	(16,327)	109,277	161,712

Less: Net income (loss) attributable to noncontrolling interests	(1,346)	(5,362)	29,217	44,407

Net income (loss) available to common stockholders	$(3,781)	$(10,965)	$80,060	$117,305

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders (1)	$(5,422)	$(14,193)	$70,281	$104,406
Basic earnings (loss) per share	$(0.03)	$(0.08)	$0.39	$0.59
Basic weighted-average shares of common stock outstanding	180,830	176,741	179,106	177,774

Fully diluted earnings per share
Net income (loss) for fully diluted shares (1)	$(5,422)	$(14,193)	$70,281	$108,160
Fully diluted earnings (loss) per share	$(0.03)	$(0.08)	$0.39	$0.58
Fully diluted weighted-average shares of common stock outstanding	180,830	176,741	179,690	185,016

Dividends declared per share of common stock	$0.01	$0.10	$0.13	$0.40
Dividends paid per share of common stock	$0.01	$0.10	$0.13	$0.39
(1) Includes a reduction for dividends on preferred stock or exchangeable preferred partnership units of $1.6 million and $9.8 million for the three months and year ended December 31, 2020, respectively, and $3.2 million and $12.9 million for the three months and year ended December 31, 2019, respectively. (see Note 1 - "Origination and Basis of Presentation" in the Company's most recently filed Form 10-Q or Form 10-K).

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NEWMARK GROUP INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$563,355	$593,345	$(777,694)	$986,760
Net cash (used in) provided by investing activities	(16,108)	(26,183)	(3,602)	(56,788)
Net cash (used in) provided by financing activities	(625,511)	(519,606)	817,823	(895,506)
Net (decrease) increase in cash and cash equivalents and restricted cash	(78,263)	47,556	36,527	34,466
Cash and cash equivalents and restricted cash at beginning of period	336,662	174,316	221,872	187,406
Cash and cash equivalents and restricted cash at end of period	$258,399	$221,872	$258,399	$221,872
Net cash provided by operating activities excluding loan originations and sales (1)	$112,426	$104,278	$93,822	$211,186

(1) Includes payments for new hires and producers in the amount of $5.2 million and $72.7 million for the three months and year ended December 31, 2020, respectively, and $54.0 million and $157.0 million for the three months and year ended December 31, 2019, respectively.
The Unaudited Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Unaudited Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-K for the twelve months ended December 31, 2020, to be filed with the Securities and Exchange Commission in the near future.

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Additional Information About COVID-19
The commercial real estate services industry and certain of Newmark's businesses were adversely impacted by the COVID-19 pandemic in 2020. For additional disclosures about the impact of the pandemic, please refer to the "Impact of COVID-19 on the Company's Results" section in the most recent and any future updates to Form 10-K or Form 10-Q. The Company's clients and investors can find more detailed and useful information on the impact of COVID-19 and insights into how to best operate in the current environment at the following website: "COVID-19 Perspectives" - www.nmrk.com/covid-19.
Implementation of CECL
Newmark adopted the new Current Expected Credit Loss ("CECL") accounting standard on January 1, 2020. Under this methodology, the Company is required to estimate lifetime expected credit losses, which is a significant change from the incurred loss model that Newmark previously used. The Company's adoption of CECL resulted in an initial non-cash pre-tax reserve of $25.9 million, which was recorded as a reduction to shareholder’s equity as of the beginning of 2020 but had no impact on Newmark's earnings or cash position in the first quarter of 2020. As of December 31, 2020, the Company had $42.2 million in credit reserves, of which $29.6 million relates to Newmark's Fannie Mae multifamily mortgage servicing portfolio.
Non-GAAP Financial Measures
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these terms are below.
Adjusted Earnings Defined
Newmark uses non-GAAP financial measures, including "Adjusted Earnings before noncontrolling interests and taxes" and "Post-tax Adjusted Earnings to fully diluted shareholders", which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with "Income (loss) before income taxes and noncontrolling interests" and "Net income (loss) for fully diluted shares", both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company's Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item "Equity-based compensation and allocations of net income to limited partnership units and FPUs" (or "equity-based compensation" for purposes of defining the Company's non-GAAP results) as recorded on the Company's GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
•Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.
•Charges with respect to preferred units. Any preferred units would not be included in the Company's fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

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•GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
•Charges related to amortization of RSUs and limited partnership units.
•Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
•Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.
The amount of certain quarterly equity-based compensation charges is based upon the Company's estimate of such expected charges during the annual period, as described further below under "Methodology for Calculating Adjusted Earnings Taxes".
Virtually all of Newmark's key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark's fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company's equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on Newmark's calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company's underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans. Beginning this quarter, the Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs") because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA. Newmark has recast its historical results to be consistent with this new presentation on its investor relations website at ir.nmrk.com and in the comparative periods presented in this earnings release.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark's calculation of pre-tax Adjusted Earnings excludes non-cash GAAP charges related to the following:
•Amortization of intangibles with respect to acquisitions.
•Amortization of mortgage servicing rights (which Newmark refers to as "MSRs"). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
•Various other GAAP items that management views as not reflective of the Company's underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
Non-Cash Adjustment Related to Originated Mortgage Servicing Rights for Adjusted Earnings
Newmark's calculation of pre-tax Adjusted Earnings excludes non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). As previously disclosed, beginning in the fourth quarter of
2020, OMSRs are no longer included in non-compensation adjustments for Adjusted Earnings but instead shown as a

11

separate line item in the Company's “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”. This new presentation has no impact on previously reported Adjusted Earnings. Newmark has recast its historical presentation of OMSRs in the reconciliation of GAAP Net Income to Adjusted Earnings consistent with this new presentation on its investor relations website at ir.nmrk.com and in the comparative periods presented in this earnings release.
Calculation of Other (income) losses for Adjusted Earnings
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
•Unusual, one-time, non-ordinary or non-recurring gains or losses;
•Non-cash GAAP asset impairment charges;
•The impact of any unrealized non-cash mark-to-market gains or losses on "Other income (loss)" related to the variable share forward agreements with respect to Newmark's expected receipt of the Nasdaq payments in 2021 and 2022 and the recently settled 2020 Nasdaq payment (the "Nasdaq Forwards"); and/or
•Mark-to-market adjustments for non-marketable investments;
•Certain other non-cash, non-dilutive, and/or non-economic items.
Methodology for Calculating Adjusted Earnings Taxes
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income before noncontrolling interests and taxes and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark's quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company's taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company's non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
Newmark incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company's entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax ("UBT") in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company's consolidated financial statements include U.S. federal, state and local income taxes on the Company's allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local

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income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
Calculations of Pre- and Post-Tax Adjusted Earnings per Share
Newmark's pre- and post-tax Adjusted Earnings per share calculations assume either that:
•The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
•The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark's stockholders, if any, is expected to be determined by the Company's Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.
The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. In addition, the non-cash preferred dividends are excluded from Adjusted Earnings per share as Newmark expects to redeem the related exchangeable preferred limited partnership units ("EPUs") with Nasdaq shares. For more information on any share count adjustments, see the table in this document and/or the Company’s most recent financial results release titled "Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings".
Management Rationale for Using Adjusted Earnings
Newmark's calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark's ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company's business, to make decisions with respect to the Company's operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within "Distributions to stockholders" and "Earnings distributions to limited partnership interests and noncontrolling interests," respectively, in our unaudited, condensed, consolidated statements of cash flows.
The term "Adjusted Earnings" should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company's presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark's financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company's financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or the Company's most recent financial results press release titled "Reconciliation of GAAP Income to Adjusted Earnings and GAAP Fully Diluted EPS to Post-tax Adjusted EPS", including the related footnotes, for details about how Newmark's non-GAAP results are reconciled to those under GAAP.
Adjusted EBITDA Defined
Newmark also provides an additional non-GAAP financial performance measure, "Adjusted EBITDA", which it defines as GAAP "Net income (loss) available to common stockholders", adjusted for the following items:
•Net income (loss) attributable to noncontrolling interest;
•Provision (benefit) for income taxes;
•OMSR revenue;
•MSR amortization;
•Other depreciation and amortization;

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•Equity-based compensation and allocations of net income to limited partnership units and FPUs;
•Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions. The Company also excludes compensation charges related to OMSRs because these non-cash gains are also excluded from Adjusted EBITDA.
•Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on "other income (loss)" related to the variable share forward agreements with respect to Newmark's expected receipt of the Nasdaq payments in 2021 and 2022 and the recently settled 2020 Nasdaq payment (the "Nasdaq Forwards"), as well as mark-to-market adjustments for non-marketable investments; and
•Interest expense.
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company's management believes that its Adjusted EBITDA measure is useful in evaluating Newmark's operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company's management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company's financial results and operations.
Since Newmark's Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark's operating performance. Because not all companies use identical EBITDA calculations, the Company's presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company's Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or the Company's most recent financial results press release titled "Reconciliation of GAAP Income to Adjusted EBITDA", including the related footnotes, for details about how Newmark's non-GAAP results are reconciled to those under GAAP EPS.
Timing of Outlook for Certain GAAP and Non-GAAP Items
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company's GAAP results include, but are not limited, to the following:
•Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
•Unusual, one-time, non-ordinary, or non-recurring items;
•The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging including with respect to the Nasdaq Forwards. These items are calculated using period-end closing prices;
•Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;
•Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

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Liquidity Defined
Newmark may also use a non-GAAP measure called "liquidity". The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.
For more information regarding liquidity, see the section of this document and/or the Company's most recent financial results press release titled "Liquidity Analysis", including any related footnotes, for details about how Newmark's non-GAAP results are reconciled to those under GAAP.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP net income (loss) available to common stockholders	$(3,781)	$(10,965)	$80,060	$117,305
Provision (benefit) for income taxes (1)	(1,165)	(132)	36,993	52,436
Net income (loss) attributable to noncontrolling interests (2)	(1,346)	(5,362)	29,217	44,407
GAAP income before income taxes and noncontrolling interests	$(6,292)	$(16,459)	$146,270	$214,148

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	56,215	148,965	130,759	258,836
Other compensation adjustments (4)	6,727	4,471	14,282	3,010
Total Compensation adjustments	62,942	153,436	145,041	261,846

Non-Compensation adjustments:
Amortization of intangibles (5)	1,958	1,526	7,012	6,920
MSR amortization (6)	25,315	22,128	111,252	101,530
Other non-compensation adjustments (7)	13,060	8,601	3,701	8,601
Total Non-Compensation expense adjustments	40,333	32,255	121,965	117,051

Non-cash adjustment for OMSR revenue (8)	(62,392)	(30,592)	(194,814)	(109,248)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items (9)	63,486	22,585	78,337	26,367
Total Other (income) loss, net	63,486	22,585	78,337	26,367

Total pre-tax adjustments	104,369	177,684	150,529	296,016

Adjusted Earnings before noncontrolling interests and taxes	$98,077	$161,225	$296,799	$510,164

GAAP net income (loss) available to common stockholders	$(3,781)	$(10,965)	$80,060	$117,305
Allocations of net income (loss) to noncontrolling interests (10)	(1,890)	(5,740)	28,014	43,240
Total pre-tax adjustments (from above)	104,369	177,684	150,529	296,016
Income tax adjustment to reflect adjusted earnings taxes (1)	(20,260)	(22,558)	(11,759)	(23,072)

Post-tax Adjusted Earnings to fully diluted shareholders	$78,438	$138,421	$246,844	$433,489
Per Share Data:
GAAP fully diluted earnings (loss) per share (11)	$(0.03)	$(0.08)	$0.39	$0.58

Allocation of net income to noncontrolling interests	—	—	—	—
Exchangeable preferred limited partnership units non-cash preferred dividends	0.01	0.01	0.05	0.05
Total pre-tax adjustments (from above)	104,369	177,684	150,529	296,016
Income tax adjustment to reflect adjusted earnings taxes	(0.08)	(0.09)	(0.04)	(0.09)
Other	0.01	0.01	(0.04)	(0.05)

Post-tax adjusted earnings per share	$0.30	$0.52	$0.93	$1.61
Pre-tax adjusted earnings per share	$0.37	$0.61	$1.12	$1.90
Fully diluted weighted-average shares of common stock outstanding	264,868	264,548	264,851	268,860

See the following page for notes to the above table.

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(1) Newmark's GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP provision for (benefit from) income taxes	$(1.2)	$(0.1)	$37.0	$52.4
Income tax adjustment to reflect Adjusted Earnings	20.3	22.6	11.8	23.1
Provision for income taxes for Adjusted Earnings	$19.1	$22.5	$48.8	$75.5
(2) Primarily represents Cantor and/or BGC's pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Issuance of common stock and exchangeability expenses	$47.4	$142.0	$69.0	$181.7
Allocations of net income (loss)	(0.3)	—	30.5	50.4
Limited partnership units amortization	5.9	5.0	18.7	21.5
RSU Amortization Expense	3.3	2.0	12.6	5.2
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$56.3	$149.0	$130.8	$258.8
(4) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $4.7 million and $4.7 million for the three months ended December 31, 2020 and 2019, respectively, and $8.8 million and $4.7 million for the year ended December 31, 2020 and 2019, respectively. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of $2.0 million and ($0.2) million for the three months ended December 31, 2020 and 2019, respectively, and $5.5 million and ($1.7) million for the year ended December 31, 2020 and 2019, respectively.
(5) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.

(7) Primarily includes asset impairments the Company does not consider a part of its ongoing operations of $12.4 million and $5.0 million for the three months ended December 31, 2020 and 2019, respectively, and $15.8 million and $5.0 million for the year ended December 31, 2020 and 2019, respectively, of asset impairments the Company does not consider a part of its ongoing operations. Also includes $12.8 million of acquisition earnout reversals for the year ended December 31, 2020. Additionally includes $0.7 million and $3.0 million of legal settlements for three months and year ended December 31, 2020 and 2019, respectively.

(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.

(9) The components of other non-cash, non-dilutive, and/or non-economic items are as follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Unrealized mark-to-market (gains)/losses for the Nasdaq forward and other Nasdaq adjustments, net	$6.6	$14.0	$(6.2)	$36.3
Mark-to-market (gains)/losses on non-marketable investments, net	57.3	8.3	84.2	(12.1)
Contingent consideration and other expenses	(0.5)	0.3	0.3	2.1
	$63.4	$22.6	$78.3	$26.3
(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly-owned.
(11) Includes a reduction for dividends on preferred stock or exchangeable preferred partnership units of $1.6 million and $9.8 million for the three months and year ended December 31, 2020, respectively, and $3.2 million and $12.9 million for the three months and year ended December 31, 2019, respectively. (see Note 1 - "Organization and Basis of Presentation" in the Company's most recently filed form 10-Q or Form 10-K).

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP net income (loss) available to common stockholders	$(3,781)	$(10,965)	$80,060	$117,305
Adjustments:
Net income (loss) attributable to noncontrolling interests (1)	(1,346)	(5,362)	29,217	44,407
Provision (benefit) for income taxes	(1,165)	(132)	36,993	52,436
OMSR revenue (2)	(62,392)	(30,592)	(194,814)	(109,248)
MSR amortization (3)	25,315	22,128	111,252	101,530
Other depreciation and amortization (4)	11,265	10,507	29,941	29,614
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	56,215	148,965	130,759	258,836
Other adjustments (6)	14,209	4,471	11,017	3,010
Other non-cash, non-dilutive, non-economic items (7)	63,855	22,585	78,706	26,367
Interest expense	10,696	10,070	44,600	39,902
Adjusted EBITDA	$112,871	$171,675	$357,731	$564,159

(1) Primarily represents Cantor and/or BGC employees' pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(2) Non-cash gains attributable to originated mortgage servicing rights that are recognized under GAAP.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation of $9.3 million and $9.0 million for the three months ended December 31, 2020 and 2019, respectively, and $22.9 million and $22.7 million for the year ended December 31, 2020 and 2019, respectively. Also includes intangible asset amortization and impairments related to acquisitions of $1.7 million and $1.5 million for the three months ended December 31, 2020 and 2019, respectively, and $6.7 million and $6.9 million for the year ended December 31, 2020 and 2019, respectively. Included in fixed asset depreciation is an asset impairment as a result of cost savings initiatives of $4.6 million and $5.0 million for the three months ended December 31, 2020 and 2019, respectively, and $5.9 million and $5.0 million for the year ended December 31, 2020 and 2019, respectively.
(5) Please refer to Footnote 3 under "Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings before Noncontrolling Interest and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS" for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $4.7 million and $4.7 million for the three months ended December 31, 2020 and 2019, respectively and $8.8 million and $4.7 million for the year ended December 31, 2020 and 2019, respectively. Additionally, includes the impairment of assets of $7.5 million and $9.7 million for the three months and year ended December 31, 2020. The Company does not consider this a part of its ongoing operations. Includes acquisition earnout reversals of $12.8 million for the year ended December 31, 2020. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of $2.0 million and ($0.2) million for the three months ended December 31, 2020 and 2019, respectively, and $5.5 million and ($1.7) million for the year ended December 31, 2020 and 2019, respectively.
(7) Please refer to Footnote 9 under "Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interest and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS" for additional information about the components of "Other non-cash, non-dilutive, and non-economic items".

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NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Common stock outstanding	180,830	176,741	179,106	177,774
Limited partnership units	—	—	—	—
Cantor units	—	—	—	—
Founding partner units	—	—	—	5,583
RSUs	—	—	355	1,290
Other	—	—	229	369

Fully diluted weighted-average share count for GAAP	180,830	176,741	179,690	185,016

Adjusted Earnings Adjustments:
Common stock outstanding	—	—	—	—
Limited partnership units	54,550	57,871	57,112	60,772
Cantor units	22,736	22,748	22,789	23,072
Founding partner units	5,099	5,354	5,260	—
RSUs	1,428	1,555	—	—
Other	225	279	—	—

Fully diluted weighted-average share count for Adjusted Earnings	264,868	264,548	264,850	268,860

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)
	December 31,	December 31,
	2020	2019
Cash and cash equivalents	$191,448	$163,564
Marketable securities (1)	5	60
Total	$191,453	$163,624

(1) As of December 31, 2020 and December 31, 2019, $33.3 million and $36.8 million of Marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis, respectively.

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Other Useful Information
Unless otherwise stated, all results discussed in this document compare fourth quarter or full year 2020 with the relevant year-earlier periods. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes.
About Newmark
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate services, with a comprehensive suite of investor/owner and occupier services and products. Our integrated platform seamlessly powers every phase of owning or occupying a property. Our services are tailored to every type of client, from owners to occupiers, investors to founders, growing startups to leading companies. Harnessing the power of data, technology, and industry expertise, we bring ingenuity to every exchange, and imagination to every space. Together with London-based partner Knight Frank and independently owned offices, our 18,800 professionals operate from approximately 500 offices around the world, delivering a global perspective and a nimble approach. In 2020, Newmark generated revenues in excess of $1.9 billion. To learn more, visit nmrk.com or follow @newmark.
Discussion of Forward-Looking Statements about Newmark
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company's business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.
Media Contact:
Karen Laureano-Rikardsen
+1 212-829-4975
Investor Contact:
Jason Harbes, CFA
+1 212-829-7124

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